Exhibit 10.2

Contract number:

[ ]

Procurement contract

Purchaser:

Supplier: Chengdu Shanyou HVAC

Engineering Co., Ltd

[ ]

Procurement Contract

Purchaser:___________________________ (hereinafter referred to as the Purchaser)

Supplier: Chengdu Shanyou HVAC Engineering Co., Ltd. (hereinafter referred to as the Supplier)

In accordance with the Contract Law of the People’s Republic of China and other relevant laws and administrative regulations, combined with the relevant provisions of _________ and the specific situation of this project, following the principles of equality, voluntariness, fairness, and good faith and practicality, both parties have fully negotiated and reached an agreement to enter into this contract.

1. Contract content and procurement details

1.1 Supply Content

1.1.1 Project Name: _________

1.1.2 Supply content: Complete the supply of ____________ project.

1.2 Scope of Supply

1.2.1 Includes but is not limited to completing the supply and storage of air conditioning equipment (batch and lobby property) for the _________ project, delivering to the designated location at the designated time, responsible for product protection before delivery, cooperating with installation, and providing after-sales maintenance services as required.

1.2.2 Please refer to Attachment 1: Procurement List for the name, quantity, model, specifications, dimensions, and origin of purchased materials and equipment. The quantity, unit price, and provisional total price in the list shall be executed in accordance with the relevant provisions of Article 3.2 of this contract.

2. Supply time, location, and others

2.1 Delivery time: From [ ] to [ ], the specific delivery time and batch shall be specified in writing by the purchaser. The delivery time refers to the time when the supplier provides goods that meet the quality standards and industry standards stipulated in the contract and arrive at the agreed supply location, which has been accepted and confirmed in writing by the purchaser.

2.2 Supply location: According to the location designated by the buyer [ ].

Note: The purchased goods must be delivered to the designated location by the purchaser; If there is a need for secondary processing due to decoration needs, it needs to be sent to the processing factory designated by the purchaser. The secondary processing, reloading, transportation to the construction site, unloading, etc. are the responsibility of a third party.

2.3 Transportation Method and Cost: The goods shall be arranged for transportation by the supplier, and the cost, insurance, and transportation risks shall be borne by the supplier.

2.4 The supply period of materials and equipment for this project is [ ] days, calculated from the date when Party A issues a supply order to Party B; The supply time for sporadic accessories (including accessories required for maintenance and other work) shall not exceed [ ] days. If the majority of the goods that the buyer needs to replenish are imported goods, the normal ordering time must be [ ] days in advance. If the buyer needs to replenish domestic goods, the normal ordering time must be [ ] days in advance.

2.5 The supplier shall provide the delivery plan (including contract number, product name, model and specification, quantity, packaging, approximate weight and volume, delivery time, location, and transportation arrangement) to the purchaser in writing within [ ] days before delivery. The purchaser shall promptly prepare for receiving the goods.

2.6 The supplier must obtain the consent of the purchaser before starting supply; At the same time, the supplier must deliver the goods to the unloading location as required by the purchaser, otherwise the purchaser has the right to refuse the goods.

2.7 When the goods arrive, the packaging must be intact.

2.8 Other agreements: Before the purchaser passes the acceptance and confirms in writing, the supplier shall bear the responsibility for risks such as damage and loss of the goods; After passing the acceptance and written confirmation by the purchaser, the risk shall be transferred from the supplier to the purchaser.

2.9 Except for force majeure factors, the supplier must arrange delivery at the time and place specified in the contract. If the supplier is unable to deliver the goods on time, they shall submit a written reason and request for an extension of supply to the purchaser no later than [ ] days before the agreed supply date in the contract. The supply period shall be extended accordingly with the written consent of the purchaser. If the buyer disagrees and the supplier fails to deliver on time, the supplier shall bear the breach of contract liability for overdue supply according to the agreement.

3. Contract Price Agreement

3.1 This contract adopts __________pricing method, with a provisional total price of ¥ _________ yuan (in words: _________ ), including ¥ _________ yuan excluding tax and ¥ _________ yuan (value-added tax rate of __%).

3.2 The final total contract price shall be settled based on the supply quantity that has been accepted and confirmed in writing by the purchaser.

3.3 This contract adopts a comprehensive unit price lump sum pricing method, which includes but is not limited to the value of the goods, relevant accessories, labor costs, packaging costs, secondary transportation, handling costs, transportation costs (including insurance and transportation losses), transportation insurance costs, goods storage fees, finished product protection before delivery, inspection, testing, quality inspection, deepening design fees, cooperation and debugging costs, defect repair (if any), technical guidance and training All management fees, profits, risks, taxes (including value-added tax, customs duties, etc.), all expenses for handling various government departments’ procedures, losses, and other expenses before delivery, as well as all responsibilities, obligations, and related expenses that meet the requirements of the bidding documents expressed or implied in the contract, all expenses required by the supplier to complete the work under this contract, and have fully considered the market risks and policy risks during the agreed period of this contract. In any case, the purchaser shall not be required to pay or reimburse the supplier any other expenses beyond the provisions of this contract, nor shall they adjust the lump sum unit price.

3.4 Others:/.

4. Change in Contract Price

4.1 After the unit price in the equipment list is agreed in the contract, neither party shall change it without authorization.

4.2 When the purchaser proposes an increase or decrease in the quantity of materials/equipment according to the method agreed in this contract, the contract settlement price shall be adjusted based on the actual supply quantity, and the comprehensive unit price shall remain unchanged.

4.3 If the Purchaser changes the materials/equipment, the Supplier shall submit a report on the change of the contract price within [ ] days after the written confirmation of both parties (the Supplier can only adjust the contract amount for the price difference caused by the change of specifications, models and quantities, but cannot charge any other fees for the Purchaser’s change behavior). The contract price can be adjusted after the written confirmation of the Purchaser.

4.4 If the supplier fails to submit a report on the change of material/equipment price to the purchaser within [ ] days after both parties confirm the change, it shall be deemed that the change does not involve any change in the contract price.

4.5 If the material/equipment changes are caused by the supplier’s own reasons, the supplier has no right to request additional contract price.

4.6 Due to national policies leading to adjustments in the value-added tax rate, the value-added tax shall be calculated based on the actual tax rate after the separation of price and tax, and the provisional total contract price and contract unit price shall be dynamically adjusted based on the above non tax contract price and value-added tax.

4.7 Price adjustment method (if any):/.

5. Payment of Contract Price

5.1 Advance Payment: Within 20 working days after issuing batch supply instructions to the supplier and receiving payment information from the supplier (including payment applications and equivalent invoices), the supplier shall be paid a prepayment of/% of the contract price;

If it involves the supply of sample rooms and sample layers, and after the goods arrive and pass the on-site inspection by the purchaser, the supplier shall submit a written payment application and complete the relevant payment procedures (including payment application, equal invoice, material entry acceptance form, storage form, etc.). After receiving the payment materials, the purchaser shall pay/% of the contract price of the batch of goods to the supplier within 20 working days;

5.2 Payment upon arrival: After the supplier completes the supply of goods according to the demand party’s supply notice and passes the on-site inspection by the demand party, the supplier shall submit a written payment application and complete the relevant payment procedures (including payment application, equivalent invoice, material entry inspection form, warehouse receipt, etc.). Within 20 working days after receiving the payment information, the demand party shall pay __% of the contract price of the batch of goods to the supplier; Simultaneously deduct the advance payment of the current batch, and deduct all the advance payment when making the final batch of payment;

5.3 Acceptance of payment: After the installation and debugging of this batch of goods are completed and the buyer’s on-site acceptance is qualified, the supplier shall submit a written payment application and complete the relevant payment documents (including payment application, equal invoice, acceptance form, etc.). The buyer shall pay __% of the price of this batch of goods to the supplier within 20 working days after receiving the payment documents;

5.4 Settlement Payment: After the supplier completes the supply of all goods as stipulated in the contract, installation and debugging are completed, and the buyer is present for acceptance. After completing the contract settlement procedures, the supplier shall submit a written payment application and complete the relevant payment documents (including payment application, invoice for the corresponding amount, contract settlement approval form, etc.). The buyer shall pay __% of the contract settlement amount to the supplier within 20 working days after receiving the payment documents;

5.5 Quality Assurance Deposit: __% of the contract settlement amount shall be used as the quality assurance deposit, with a warranty period of [ ] years, calculated from the date of _________ _________ (completion acceptance and completion calculation/centralized delivery by small homeowners/filing with the government or relevant departments). The quality assurance deposit does not bear interest. After the expiration of the warranty period, the purchaser confirms in writing that there are no quality issues and deducts the expenses that the supplier should bear during the warranty period. The supplier shall submit a written payment application and complete the relevant payment procedures (including payment application, quality confirmation letter upon expiration of the warranty period, etc.). The purchaser shall refund the remaining amount of the quality assurance deposit to the supplier without interest within 25 working days after receiving the payment materials.

5.6 Before each payment by the purchaser, the supplier shall provide the purchaser with a value-added tax special invoice (with a tax rate of __%) stamped with the payee’s invoice special seal. After both parties handle the settlement, the supplier shall issue a value-added tax special invoice with an equal total settlement price. All element information such as the name, specifications, quantity, and unit price of the goods on the value-added tax special invoice must be consistent with the detailed supply list or actual supply list in the contract. The supplier shall not issue any material content unrelated to the contracted supply materials. The buyer shall pay the goods according to the payment time agreed in this contract after receiving the invoice provided by the supplier that meets the requirements. Otherwise, the purchaser has the right to postpone the payment time without bearing any liability for breach of contract for overdue payment, and the supplier shall not refuse or neglect to fulfill the obligations stipulated in this contract on this grounds. At the same time, the supplier shall be responsible for the legality, validity, authenticity, and other aspects of the invoice issued. If the purchaser raises doubts about this, they have the right to delay the payment deadline and shall not bear any relevant legal responsibilities.

5.7 In the process of performance, if there is a situation where the supplier should pay liquidated damages, compensation, and various expenses to the purchaser, the purchaser has the right to directly deduct the aforementioned amount from any payment made to the supplier, but the purchaser shall notify the supplier.

6. Settlement Method

6.1 Settlement Method: Settlement Price=∑ Lump Sum Unit Price × Confirmed settlement supply quantity.

6.2 The lump sum unit price in Annex 1 of this contract - “Procurement List” is the only basis for contract modification and settlement.

6.3 Within 30 days after all products under this contract are supplied and accepted as qualified, the supplier shall submit a settlement report and complete settlement materials to the buyer. Both parties shall settle according to the contract price agreed in this contract. The supplier shall be responsible for the failure to submit the completion settlement report and complete settlement materials to the purchaser, resulting in the settlement not being carried out normally or the settlement price not being paid in a timely manner.

6.4 The supplier must cooperate with the purchaser to complete the settlement review and handle the settlement confirmation letter within 30 days after receiving the settlement report and complete and qualified settlement materials submitted by the supplier (except for differences between the two parties, excluding the verification time). The remaining settlement price can only be paid after the purchaser approves the settlement report.

6.5 Composition of settlement materials: _________.

7. Insurance and Taxation

7.1 The supplier shall bear the insurance costs for the implementation of this contract.

7.2 The supplier must pay relevant tax fees in accordance with national and local tax laws and regulations.

8. Quality and Acceptance Requirements

8.1 The materials/equipment supplied by the supplier to the purchaser shall have the same quality standards as the samples provided by the supplier to the purchaser (slight color differences may occur due to different production times and batches of goods), and shall comply with the relevant national standards and quality requirements of this contract, and be accompanied by product quality inspection marks, without infringing on the rights of others.

8.2 In case of any of the following circumstances, the purchaser has the right to refuse to receive all or part of the goods, and the supplier shall be responsible for returning or replacing the goods without compensation. All expenses caused by the return or replacement shall be borne by the supplier, and the delivery time shall not be postponed. At the same time, if the goods replaced by the supplier again do not comply with the contract or the following situations occur, or if the supplier refuses to replace, the purchaser has the right to terminate the contract, And require the supplier to bear the liability for breach of contract in accordance with Article 13.5 of this contract:

8.2.1 The materials/equipment supplied by the supplier do not belong to the manufacturer (or brand) specified in the contract;

8.2.2 The materials/equipment supplied by the supplier do not have inspection reports;

8.2.3 Although the materials/equipment supplied by the supplier have inspection reports, their quality cannot meet the national standards and the acceptance standards stipulated in this contract;

8.2.4 The materials/equipment supplied by the supplier do not meet the agreed quantity in the contract;

8.2.5 The materials/equipment supplied by the supplier do not meet the acceptance standards;

8.2.6 Other violations of this contract.

8.3 If the materials/equipment supplied by the supplier do not meet the quality standards of the samples or cannot meet the national standards and the acceptance standards stipulated in this contract, or cannot meet the environmental testing requirements, the purchaser has the right to reject the goods and require the supplier to replace them free of charge, and shall bear the liability for breach of contract in accordance with Article 13.8 of this contract. If the supply date is delayed, the supplier shall also bear the liability for breach of contract in accordance with Article 13.3 of this contract.

8.4 If the supplier engages in forgery, fraud, concealment of important facts, or fails to meet national quality standards and industry standards after being tested by a professional testing agency during the signing, supply, or acceptance process, even if the supplier has issued a certificate of acceptance, the certificate of acceptance shall not have any legal binding force. In this case, the purchaser has the right to terminate the contract and demand that the supplier bear the liability for breach of contract in accordance with Article 13.5 of this contract.

8.5 After the supplier submits a complete set of materials such as product testing reports and product quality certificates, if the purchaser conducts on-site sampling, the supplier must unconditionally execute and cooperate. If the sampling results are qualified, the purchaser shall bear the testing costs and product losses caused thereby. If the construction period is delayed, the construction period shall be correspondingly extended, and the supplier shall not be responsible for the extension of the construction period; If the sampling result is unqualified, regardless of whether there is a signature from the purchaser or not, the supplier shall unconditionally bear the testing cost, and shall return or exchange the unqualified goods for free. All expenses incurred as a result shall be borne by the supplier, and the supplier shall be liable for breach of contract in accordance with Article 13.8. If the supply date is delayed as a result, the supplier shall also be liable for breach of contract in accordance with Article 13.3 of this contract.

8.6 If any problems are found during the acceptance process, the purchaser shall issue a written rectification notice to the supplier based on the situation of the problem. The rectification content includes but is not limited to repair, replacement, return, etc. If the supply date is delayed, the supplier shall be liable for breach of contract in accordance with Article 13.3 of this contract. The supplier shall actively carry out rectification according to the rectification notice from the purchaser. After the rectification is completed, the supplier shall apply for a retest from the purchaser again, and the retest must be passed in one go. Otherwise, the supplier shall also be liable for breach of contract in accordance with the provisions of Article 13.4 of this contract. At the same time, the purchaser has the right to choose to terminate or continue to perform the contract. The supply date of the supplier shall be based on the date when the goods arrive at the agreed supply location in this contract and have been accepted by the purchaser and signed in writing.

8.7 All goods supplied by the supplier shall be packaged in accordance with standard protective measures. This type of packaging shall be suitable for long-distance transportation, moisture-proof, shockproof, rust proof, and rough handling to ensure the safe and undamaged arrival of the goods at the designated site. The cost of packaging shall be borne by the supplier. The supplier shall also ensure that all goods must have product identification, factory identification, and other relevant markings that can indicate the characteristics of the goods.

8.8 After the arrival of goods, the purchaser is responsible for convening the engineering construction unit to conduct on-site inspection together with the supplier, counting the number of boxes of goods and the situation of the goods inside the box. If the goods do not match the number of boxes, if there is loss or damage to the goods inside the box, or if the packaging, variety, model, specification, quality, etc. of the goods do not comply with the contract provisions, the purchaser has the right to reject all or part of the goods. The supplier shall retrieve or supplement the goods as required by the purchaser, and the actual delivery time of the supplier shall be based on the final replenishment time of the purchaser. The units participating in the delivery acceptance jointly sign the “Material Entry Acceptance Form” and fill in the delivery acceptance certificate. This certificate of conformity serves as a proof of delivery by the supplier and is also a necessary basis for the supplier to apply for payment.

8.9 The supplier is obligated to provide on-site guidance, construction acceptance, and other technical support for construction. If the product needs to pass the special acceptance by the government or industry regulatory department, the supplier should cooperate with relevant organizations to ensure that the product passes the acceptance.

8.10 Limited brand (if any): _____.

8.11 Other quality and acceptance agreements: _________.

9. Rights and Obligations of Both Parties

9.1 Before the products supplied by the supplier are delivered to the designated location by the purchaser, the purchaser shall provide places for reception, placement, and relevant personnel to ensure that the supplier can deliver them on time.

9.2 When the payment terms stipulated in this contract are met, the purchaser shall pay the contract amount to the supplier in accordance with the payment terms, payment time, and payment amount stipulated in this contract.

9.3 The supplier shall supply according to the engineering progress requirements of the purchaser, deliver the goods to the designated location at the designated time, be responsible for product protection, cooperate with installation, and provide after-sales maintenance services as required. The supplier is obliged to provide consulting services within the supply and cooperate with the purchaser according to their requirements.

9.4 At any time, in case of personal injury, property loss, economic loss, and damage to the rights and reputation of the purchaser caused by substandard product quality, the supplier shall bear all compensation responsibilities. If the purchaser assumes joint and several liability, they have the right to recover from the supplier.

9.5 The supplier promises that the products provided to the purchaser do not infringe on the rights of third parties. In case of any dispute with a third party, the supplier shall bear all legal responsibilities and related costs. If the purchaser assumes joint and several liability, they have the right to recover from the supplier. For those that have already been supplied or installed, if the purchaser needs and agrees to continue using them, the qualified part shall be settled at 30% of the agreed price in this contract. If the purchaser is unable or refuses to continue using it, they shall bear the liability for breach of contract in accordance with the relevant provisions of Article 13.7 of this contract.

9.6 Before the purchaser accepts the purchased product and signs it in writing, the supplier shall provide the purchaser with product qualification documents and relevant factory certification documents.

9.7 Prior to the purchaser’s acceptance and written confirmation of the purchased product, the supplier shall bear all risks of damage, loss, theft, and other losses (including force majeure) to the materials involved in this product and the product itself.

9.8 As the sole instructing party for the signing of the contract, the supplier has the obligation to supply and provide cooperation according to the instructions of the purchaser. If the supplier fails to supply and install according to the buyer’s instructions, all responsibilities arising from this shall be borne by the supplier and corresponding breach of contract responsibilities shall be borne; If the supply and installation period is delayed as a result, the supplier shall also bear the responsibility for overdue breach of contract.

9.9 The Supplier has fully understood and considered the time required for the implementation of epidemic prevention measures, suspension of installation, suspension of installation, and other situations that may be caused by the novel coronavirus pneumonia epidemic and the government’s relevant epidemic prevention and control policies. The Supplier shall not affect the supply and installation period, and shall not claim for the construction period and costs from the Purchaser. The supplier promises to ensure the supply and installation schedule requirements through reasonable and scientific construction management, adopting corresponding technical measures, increasing installation and construction personnel, and accepting the purchaser’s requirements for adjusting construction tasks, increasing personnel, equipment, and replacing main personnel in case of delayed construction period. The resulting costs have been included in the contract lump sum unit price.

9.10 Other agreements regarding rights and obligations: ____.

10. After sales service

10.1 The warranty period of the purchased products shall be calculated from the date of completion of product supply, acceptance by the purchaser and written confirmation, and _________ _________ (completion acceptance and completion calculation/centralized delivery by small owners/filing with the government or relevant departments). During the warranty period, if there are any quality defects in the supplier’s products, the supplier must replace them and bear all costs (including the cost of replacing labor and materials required for the products that have already been used in the work). If it is caused by improper use, the supplier shall still be responsible for repairing or replacing them in a timely manner, and the cost shall be borne by the responsible party. The warranty start time for replacement products shall be calculated from the date of completion and acceptance of the replacement.

10.2 If there are discrepancies between the warranty period and liability of all products, materials, accessories, etc. self-made, purchased, and supplied by the supplier as stipulated in this contract and the requirements of the country, industry, local, production enterprises, past practices, and product specifications, the supplier shall unconditionally execute the longest date and the best warranty liability.

10.3 During the warranty period, the fault response time shall not exceed ___ hours, and the arrival time at the site shall not exceed ___ hours. The warranty service method is door-to-door repair, which means that the supplier sends personnel to the purchaser for on-site repair.

10.4 If there are still problems with the same defect after two repairs, or if the supplier fails to repair, or refuses to repair, or if the purchaser is unable to notify the supplier in accordance with the methods stipulated in this contract, the purchaser has the right to directly entrust a third party to carry out the repair. In addition to the supplier bearing all maintenance costs, the purchaser shall also be liable for breach of contract in accordance with Article 13.9 of this contract.

10.5 If the supplier believes that the cause and responsibility for the product quality problem is not due to their own reasons, the supplier must provide sufficient and valid evidence to prove that they are not responsible within 10 days after the first inspection. If the supplier fails to provide valid evidence on time or the evidence provided is insufficient or invalid, it is deemed that the quality problem is caused by the supplier’s responsibility, and the supplier must unconditionally assume quality assurance responsibility.

10.6 The warranty personnel of the supplier shall comply with the rules and regulations of the purchaser or the property management company of the owner. If they are indoors, they shall accept the supervision of the owner and carry out civilized construction on site, behave politely, and clean the site after completion.

10.7 The supplier shall leave a written communication address or phone number of the warranty responsible person to notify the supplier to carry out the warranty.

Warranty Responsible Person: _________

Tel: _________ Contact address: _________

11. Force Majeure

11.1 If the failure, delay, or partial performance of contractual obligations is directly caused by force majeure, neither party shall be liable to the other party to the contract for the failure, delay, or partial performance of contractual obligations.

11.2 According to the purpose of this contract, force majeure refers to any objective event that is unforeseeable, unavoidable, or uncontrollable and is not caused by the negligence or fault of the parties involved. Force majeure specifically includes but is not limited to:

11.2.1 Natural disasters, such as wind, rain, snow, floods, earthquakes, etc. (earthquakes with a magnitude of 6 or above; strong winds with a magnitude of 7 or above that last for 24 hours; continuous rainfall/snowfall for 24 hours with a daily rainfall/snowfall of 200mm or more; floods that have not occurred in 100 years; high temperatures with a temperature of 42 °C or above that last for 24 hours);

11.2.2 Government actions, such as expropriation and expropriation;

11.2.3 Social abnormal events, such as strikes, riots, and group events;

11.2.4 War and terrorist activities;

11.2.5 Other situations stipulated by laws and regulations;

11.2.6 Other events that should be classified as force majeure according to industry practice.

11.3 Conditions for Force Majeure Application: If one party invokes force majeure to claim exemption from liability from the other party, the following prerequisite conditions must be met, otherwise, exemption from liability cannot be granted:

11.3.1 The failure, delay, or partial performance of contractual obligations is not caused by the negligence or fault of the parties involved;

11.3.2 All possible measures have been taken to address the risk of force majeure;

Promptly notify the other party to the contract after the occurrence of force majeure;

11.3.4 All possible measures have been taken to minimize the losses caused by force majeure;

11.3.5 If the failure, delay, or partial performance of contractual obligations is caused by force majeure, the performance of contractual obligations shall be promptly restored after the force majeure disappears;

11.3.6 provides government or relevant agencies with materials for determining force majeure. However, if one party invokes force majeure exemption and the other party agrees, there is no need to provide identification materials;

11.3.7 Force majeure not occurring during the period of delayed performance.

11.3.8 Others: _________

11.4 Notification

11.4.1 After the occurrence of force majeure, the parties affected by the force majeure shall notify the other party to the contract in writing within 2 days from the date of the force majeure occurrence, explain the nature of the force majeure, evaluate the degree of impact, take or plan to take measures to address the force majeure, and attach relevant credible proof materials. If one party fails to notify the other party in a timely manner and causes damage to the other party, they shall be liable for compensation.

11.4.2 One party shall provide a written response within 5 days after receiving the notice of force majeure from the other party. If there are any objections to the matters listed in the force majeure notice, they shall also raise them together with the response.

11.5 Handling

11.5.1 Each party shall bear all losses and expenses caused by force majeure; The losses include but are not limited to mechanical equipment losses, other property losses, losses caused by personal injury, etc. The expenses include but are not limited to the expenses paid in response to force majeure, and the expenses paid to eliminate the impact of force majeure after the end of the force majeure.

11.5.2 Neither party shall be liable to the other party to the contract for any failure, delay, or partial performance of contractual obligations caused by force majeure;

11.5.3 Force majeure occurring during the delayed performance period shall not have the effect of exemption from liability;

11.5.4 If there is a delay in the delivery time, the corresponding extension of the delivery time shall be made;

11.5.5 If the purpose of this contract cannot be achieved due to force majeure, either party may terminate this contract;

11.5.6 If both parties cannot reach a consensus on matters related to force majeure events, including but not limited to the determination of force majeure, responsibility assumption, measures taken, etc., they shall file a lawsuit with the people’s court in accordance with the provisions of this contract. During the litigation period, it shall not affect the performance of this contract.

12. Performance Security

12.1 The supplier shall submit a performance bond or equivalent bank guarantee of __% of the provisional total contract amount, up to a maximum of 1 million yuan, to the purchaser within 30 days after both parties sign this agreement. The performance bond or equivalent bank guarantee of this contract is _____ yuan.

12.2 If the supplier fails to pay the contract performance bond or an equivalent amount of bank guarantee as agreed upon during the first payment request to the purchaser, the purchaser has the right to deduct the corresponding amount of the contract performance bond from the payment to the supplier and issue a receipt for the performance bond to the supplier. If the supplier delays providing the performance bond, the guarantee period of the performance bond shall be correspondingly increased according to the delay period. At the same time, if the supplier fails to pay the contract performance guarantee deposit within the agreed period in the contract, the purchaser has the right to suspend payment of the goods without bearing any breach of contract liability.

12.3 The performance bond shall be returned to the supplier without interest within 30 days from the date of completion acceptance of this project and receipt of the refund application by the purchaser.

12.4 If the supplier is unable to fully perform the contract, the purchaser has the right to directly deduct the liquidated damages or compensation that the supplier should bear in accordance with the contract and legal provisions from the performance bond. However, the deduction does not exempt the supplier from the obligation to correct or rectify the breach of contract during the rectification period and bear the liability for breach of contract in accordance with the contract.

13. Liability for breach of contract

13.1 After the contract is signed, unless otherwise specified in the contract or in the event of force majeure, both parties to the contract must fulfill all the terms of the contract, otherwise they shall bear corresponding liability for breach of contract.

13.2 The Supplier guarantees that it has the relevant qualifications and capabilities to perform this contract. Without the written consent of the Purchaser, the Supplier shall not transfer any or all of its rights and obligations under this contract to any third party. If the Supplier transfers without authorization, the Purchaser has the right to unilaterally terminate this contract and hold the Supplier responsible for breach of contract in accordance with Article 13.6.

13.3 If the supplier fails to supply the goods on time, the supplier shall pay a penalty of [ ] yuan to the purchaser for each day of delay. If the delay exceeds [ ] days (including this amount), the purchaser has the right to terminate the contract and hold the supplier responsible for breach of contract in accordance with Article 13.6.

13.4 If the supplier fails to pass the retest after one rectification, the supplier shall bear all the expenses required for two rectifications, retesting, material replacement, reinstallation, etc. The purchaser has the right to choose any of the following methods:

13.4.1 If this contract is terminated with the supplier, the supplier shall be held responsible for breach of contract in accordance with Article 13.6;

13.4.2 Require the supplier to continue performing this contract and pay liquidated damages in accordance with Article 13.3 of the contract until the completion of the supply.

13.5 If the buyer violates the relevant provisions of clauses 8.2 and 8.4 of this contract, the buyer has the right to unilaterally terminate the contract and hold the supplier responsible for breach of contract in accordance with clause 13.6.

13.6 During the performance of the contract, unless otherwise agreed in this contract, if the supplier fails to perform the contract or terminates the contract without authorization, or if the buyer terminates the contract in accordance with the law due to the supplier’s breach of contract, the supplier shall pay 30% of the provisional total price of this contract as a penalty. If the penalty is not sufficient to compensate for the buyer’s losses, the supplier shall make up for it separately. If the purchaser is willing to accept the qualified goods already provided by the supplier, the purchaser has the right to settle with the supplier at an 80% discount based on the agreed standard in the contract.

13.7 If the supplier violates the relevant provisions of Article 9.5 of this contract and is unable or refuses to continue using the products provided by the purchaser, the purchaser has the right to unilaterally terminate the contract and hold the supplier responsible for breach of contract in accordance with Article 13.6.

13.8 If the materials provided by the supplier are of substandard quality, for each occurrence, the supplier shall not only bear corresponding responsibilities in accordance with the provisions of this contract, but also pay a penalty of 10% of the provisional total price of this contract per occurrence to the purchaser. If the supply time is delayed as a result, the supplier shall also bear relevant breach of contract responsibilities for overdue supply in accordance with Article 13.3.

13.9 If the supplier fails to provide after-sales service according to the agreement and commitment of after-sales service, the purchaser has the right to entrust a third party to do so, and the expenses incurred (plus 20% management fee) shall be borne by the supplier.

13.10 If the supplier fails to supply goods according to the instructions of the purchaser or provides cooperation services as agreed, a penalty of [ ] yuan per occurrence shall be paid to the purchaser. If the supply time is delayed as a result, the supplier shall also be liable for breach of contract in accordance with Article 13.3.

13.11 When the conditions stipulated in this contract are fulfilled, if the purchaser fails to make the payment on time, the overdue amount shall be calculated according to the loan market quotation rate published by the National Interbank Funding Center for the same period, and a penalty shall be paid to the supplier.

13.12 The supplier acknowledges and promises to strictly implement various prevention and control measures required by national and provincial epidemic prevention and control policies, and effectively implement various prevention and control systems. During the performance of the contract, all personnel entering the construction site, such as employees, shall be well managed and trained on epidemic prevention safety, and shall be fully responsible for the results of the management of personnel on the project site. If the supplier’s personnel on the project site are diagnosed with COVID-19, isolated, and then identified as a safety accident, the administrative, criminal, and civil liabilities arising therefrom shall be borne by the supplier, and the shutdown, production suspension The supplier shall be responsible for compensating all losses such as project delay.

13.13 If two or more breach clauses are applicable to a particular breach of contract in this contract, unless otherwise specified by law, the breach clauses shall be independent of each other and shall apply cumulatively. The breach of contract liability stipulated in a certain clause of this contract shall not affect the relevant provisions on breach of contract liability in other clauses of this contract, nor shall it affect all rights enjoyed by the parties based on legal provisions or other contractual agreements.

13.14 During the performance process, in the event that the supplier is required to pay liquidated damages, compensation, and various expenses to the purchaser, the purchaser has the right to directly deduct the aforementioned amount from any payment made to the supplier. If the deduction is insufficient, the supplier shall make up for it. If the liquidated damages, compensation and other expenses are insufficient to compensate for the losses suffered by the purchaser, the supplier shall make up for them.

13.15 The standard of liquidated damages stipulated in this contract is voluntarily agreed upon by both parties through friendly negotiation, and they acknowledge its potential punitive nature. Both parties waive the right to reduce the penalty on the grounds that the penalty is too high for the other party’s losses.

14. Termination of Contract

14.1 If one of the following circumstances occurs, it shall be deemed as a fundamental breach of contract by the supplier. The purchaser has the right to issue a written notice to the supplier to terminate this contract, and the supplier shall be held responsible for the corresponding breach of contract in accordance with Article 13.6:

14.1.1 The supplier fails to fulfill the contract within the agreed period or an extended period agreed upon by the purchaser.

14.1.2 If the supplier fails to meet the provisions of this contract in terms of supply time, supply quality, etc. more than twice (including twice) during the supply of products.

14.1.3 If the supplier fails to fulfill other obligations stipulated in this contract, resulting in the inability to achieve the purpose of the contract.

14.1.4 When signing a specific supply contract, the conditions promised by the supplier are not the optimal conditions under the same conditions at the time, and have been verified by the purchaser. However, the supplier will not make any corrections and will cause corresponding losses to the purchaser;

14.1.5 The supplier goes bankrupt, goes bankrupt, or has been taken over.

14.1.6 Other situations where the performance of this contract cannot be continued due to the supplier’s reasons.

14.2 In case of any of the following circumstances, the purchaser has the right to issue a written notice to the supplier to terminate the contract, and both parties shall settle the settlement based on the qualified supply quantity already provided by the supplier:

14.2.1 Suspension or postponement of construction due to non supplier reasons;

14.2.2 Other circumstances that prevent the continued performance of this contract due to non supplier reasons.

14.3 If due to the supplier’s reasons, the purchaser terminates this contract or the supplier terminates the contract without authorization, the supplier shall bear the corresponding breach of contract liability in accordance with this agreement. The purchaser has the right to cancel the qualification of the supplier to cooperate with the purchaser and its affiliated enterprises again within a certain period of time or permanently, and the purchaser shall not bear any breach of contract liability.

14.4 If the contract is terminated or other breach of contract occurs due to the buyer’s reasons, the buyer shall compensate the supplier for the relevant losses, and the compensation scope is limited to the direct losses of the supplier.

15. Ways to resolve contract disputes

15.1 If a dispute arises, both parties shall seek a solution through friendly consultation or mediation. If consultation or mediation fails, the dispute shall be brought to the people’s court with jurisdiction in the place where the purchaser is located.

16. Effectiveness and Termination of the Contract

16.1 This contract shall come into effect from the date of signature and seal by both parties. After both parties have fulfilled their respective rights, obligations, and responsibilities, this contract shall be terminated.

16.2 After the termination of the contract, both parties shall follow the principle of good faith and fulfill obligations such as warranty, assistance, and confidentiality.

17. Other matters

17.1 Any notice and written materials (including but not limited to maintenance notices, termination notices, etc.) stipulated in this contract can be delivered by phone, EMS, or in person. If delivered by mail to the following mailing address, it shall be deemed delivered on the 5th working day after delivery:

Purchaser’s mailing address: _________

Contact person: _________; Contact phone number: _________ Email number: _________ .

Supplier’s mailing address: _________ ;

Contact person: _________; Contact number: _________ ; Email number: _________.

17.2 If some provisions of this contract are invalid, it shall not affect the legal validity of other provisions.

17.3 The attachments to this contract, as an integral part of this contract, have the same legal effect as the main body of this contract.

17.4 Matters not covered in 17.4 shall be negotiated separately by both parties, and the supplementary agreement shall have the same legal effect as this agreement.

17.5 This contract is made in quadruplicate, with two copies for the buyer and two copies for the supplier, all of which have the same legal effect

18. Contract attachments:

Attachment 1: Procurement List

Attachment 2: Technical Requirements

(This page has no contract provision and is a signature page)

Purchaser:	Supplier: Chengdu Shanyou HVAC Engineering
Co., Ltd

Entrusted agent:	Entrusted agent:

Opening Bank:	Opening Bank:

Account:	Account:

Contact person:	Contact person:

Phone:	Phone:

Contract signing date: [ ]/[ ]/[ ]